SUB-ITEM 77D

                          MFS VARIABLE INSURANCE TRUST

The MFS Investors Trust Series, a series of MFS Variable Insurance Trust, deleted disclosure regarding gross income target and added disclosure regarding consideration adviser will give to both overall prospects for appreciation and income in managing the series, as described in the Supplement to the Prospectus dated and filed with the Securities and Exchange Commission via EDGAR on December 31, 2004 under Rule 497 under the Securities Act of 1933. Such document is incorporated herein by reference.